Exhibit 23.3

CONSENT OF SUNDANCE GEOLOGICAL LTD.

I hereby consent to the incorporation by reference of the descriptions of the technical report titled “Technical Report on the Lost Soldier Project, Wyoming (July 10, 2006)” prepared by me in my capacity as an independent consultant to Ur-Energy Inc. (the “Company”), which are set forth in the Company’s Annual Report on Form 40-F for the year ended December 31, 2011, in this Registration Statement on Form S-8 or in any amendment to the foregoing, or to any prospectuses or amendments or supplements thereto.

SUNDANCE GEOLOGICAL LTD
Date: May 11, 2012
	/s/	C. Stewart Wallis
	Name:	C. Stewart Wallis
Title: